Artisan Partners Asset Management Inc. Reports 1Q21 Results
Milwaukee, WI - April 27, 2021 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three months ended March 31, 2021, and declared a quarterly dividend.
Chairman and CEO, Eric Colson, said, “Artisan Partners is a high-value added investment firm. Our purpose is to generate and compound wealth over the long-term for our clients. We focus on investments and our investments-first culture.”
“Over our 25-year history, we have generated approximately $31 billion in investment returns for our clients over and above what they would have generated in corresponding passive indexes. A hypothetical portfolio consisting of $1 million invested at the inception of each of our strategies marketed to clients would have grown from $22 million to approximately $124 million at March 31, 2021, after fees. That is $52.6 million (73.5%) more than a portfolio consisting of each strategy's corresponding passive index.
“We have a clear understanding of Who We Are as an investment firm and of the defined role we play in our clients’ aggregate portfolios. By remaining focused on that defined role, we have generated outcomes that benefit and empower our clients, employees and shareholders—outcomes that compound over time and enhance our stakeholders’ individual lives and communities.
“Today, we have nine investment teams and 20 investment strategies performing well for clients. Eleven of our strategies have beaten their indexes, on average, by more than 300 basis points per year since inception, after fees. Over the last 12 months, 12 of our strategies beat their indexes by more than 400 basis points after fees. Seven strategies beat their benchmarks by more than 1,000 basis points after fees. High-value added active management at Artisan Partners works.”
“As an investment firm, we provide each of our investment teams with the autonomy and resources to capitalize on investment ideas, themes, dislocations and other opportunities—some of them broad, some of them relatively narrow. We add degrees of freedom to increase the instruments, tools and methods our teams can use to generate alpha. Despite relentless demands for short-term outcomes, we arbitrage time for clients and shareholders with a patient mindset.
“With our newest strategy, China Post-Venture, we have expanded degrees of freedom to invest in mainland China and private companies. With our Select Equity and International Small Cap Value strategies, both launched in 2020, we have reinvested in the value-oriented philosophy and discipline that our Global Value and International Value franchises have successfully employed for nearly 20 years. And, looking ahead, with our Credit team, we are exploring a strategy that would provide the team further flexibility to capitalize on market dislocation, allocate capital into stress and generate wealth for clients.
“These are the kind of things we are focused on as an investment firm—supporting and resourcing our investment teams and helping them further express and capitalize on their investment ideas for the benefit of clients. We will remain focused on investments. By doing so, we expect to continue to compound capital and generate meaningful outcomes for our clients, associates and shareholders.”

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$162.9	$157.8	$95.2
Average	162.9	145.0	113.8

Consolidated Financial Results (GAAP)
Revenues	$290.7	$261.1	$202.8
Operating income	121.8	113.5	71.0
Operating margin	41.9%	43.5%	35.0%
Net income attributable to Artisan Partners Asset Management Inc.	$77.3	$73.1	$34.8
Basic earnings per share	1.19	1.15	0.53
Diluted earnings per share	1.19	1.15	0.53

Adjusted[1] Financial Results
Adjusted operating income	$121.8	$113.5	$71.0
Adjusted operating margin	41.9%	43.5%	35.0%
Adjusted EBITDA[2]	$123.5	$116.1	$72.8
Adjusted net income	89.8	83.7	51.7
Adjusted net income per adjusted share	1.13	1.06	0.66

______________________________________
1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

March 2021 Quarter Compared to December 2020 Quarter
AUM increased to $162.9 billion at March 31, 2021, an increase of $5.1 billion, or 3%, compared to $157.8 billion at December 31, 2020, as a result of $3.7 billion of investment returns and $1.4 billion of net client cash inflows. For the quarter, average AUM increased 12% to $162.9 billion from $145.0 billion in the December 2020 quarter.
Revenues of $290.7 million in the March 2021 quarter increased $29.6 million, or 11%, from $261.1 million in the December 2020 quarter, primarily due to higher average AUM and a $3.2 million increase in performance fee revenue, partially offset by two less calendar days.
Operating expenses of $168.9 million in the March 2021 quarter increased $21.3 million, or 14%, from $147.6 million in the December 2020 quarter, primarily as a result of higher incentive compensation expense related to increased revenues and higher seasonal expenses, which include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation. Long-term incentive compensation expense also increased $2.0 million with the addition of 2021 annual awards partially offset by lower expense for prior year awards which fully amortized.
Operating margin was 41.9% in the March 2021 quarter compared to 43.5% in the December 2020 quarter.
Gains on investments were $3.3 million in the March 2021 quarter, compared to gains of $8.1 million in the December 2020 quarter. These investment gains are net of income attributable to third party shareholders of consolidated investment products.
GAAP net income was $77.3 million, or $1.19 per basic and diluted share, in the March 2021 quarter, compared to GAAP net income of $73.1 million, or $1.15 per basic and diluted share in the December 2020 quarter. Adjusted net income was $89.8 million, or $1.13 per adjusted share, in the March 2021 quarter, compared to adjusted net income of $83.7 million, or $1.06 per adjusted share, in the December 2020 quarter.

March 2021 Quarter Compared to March 2020 Quarter
AUM at March 31, 2021, was $162.9 billion, up from $95.2 billion at March 31, 2020. The change in AUM over the one-year period was due to $59.4 billion of investment returns and $9.0 billion of net client cash inflows, partially offset by $0.7 billion of Artisan Funds' distributions not reinvested. Average AUM for the March 2021 quarter was $162.9 billion, 43% higher than average AUM for the March 2020 quarter.
Revenues of $290.7 million in the March 2021 quarter increased $87.9 million, or 43%, from $202.8 million in the March 2020 quarter, primarily due to higher average AUM.
Operating expenses of $168.9 million in the March 2021 quarter increased $37.1 million, or 28%, from $131.8 million in the March 2020 quarter, primarily as a result of higher incentive compensation and third-party distribution expense related to increased revenues and increases in other compensation and benefits expenses.
Operating margin was 41.9% in the March 2021 quarter compared to 35.0% in the March 2020 quarter.
Gains on investments were $3.3 million in the March 2021 quarter, compared to losses of $8.1 million in the March 2020 quarter.
GAAP net income was $77.3 million, or $1.19 per basic and diluted share, in the March 2021 quarter, compared to GAAP net income of $34.8 million, or $0.53 per basic and diluted share, in the March 2020 quarter. Adjusted net income was $89.8 million, or $1.13 per adjusted share, in the March 2021 quarter, compared to adjusted net income of $51.7 million, or $0.66 per adjusted share, in the March 2020 quarter.
Capital Management & Balance Sheet
Cash and cash equivalents were $215.8 million at March 31, 2021, compared to $155.0 million at December 31, 2020. The Company paid a variable quarterly dividend of $0.97 per share of Class A common stock and a special dividend of $0.31 per share of Class A common stock during the March 2021 quarter. The Company had total borrowings of $200.0 million at March 31, 2021, and December 31, 2020.
During the March 2021 quarter, the Company funded a long-term incentive compensation plan with $35 million of cash.
On March 1, 2021, the Company sold 963,614 shares of Class A common stock in an underwritten offering and utilized all of the proceeds to purchase 963,614 common units of Artisan Partners Holdings. In addition, during the March 2021 quarter, limited partners of Artisan Partners Holdings exchanged 136,679 common units for 136,679 Class A common shares. The offering and exchange increased the Company’s public float of Class A common stock by 1,100,293 shares, or 1.7%.

Total stockholders’ equity was $205.1 million at March 31, 2021, compared to $191.0 million at December 31, 2020. The Company had 64.8 million Class A common shares outstanding at March 31, 2021. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.4X at March 31, 2021.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.88 per share of Class A common stock with respect to the March 2021 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the March 2021 quarter and will be paid on May 28, 2021, to shareholders of record as of the close of business on May 14, 2021. Based on our projections and subject to change, we expect some portion of the 2021 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on April 28, 2021 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chairman and Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10154131. A replay of the call will be available until May 5, 2021 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 10154131. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other damage to our reputation and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 23, 2021, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain Artisan composite returns may be represented by a single account.
In these materials, we present the amount, in basis points, that our composite returns have beaten, or outperformed, their market indexes most commonly used by our separate account clients to compare the performance of the relevant strategy. These excess returns are an estimate of the amount in dollars by which Artisan's investment strategies have outperformed or underperformed the market index most commonly used by our separate account clients to compare the performance of the relevant strategy. Excess returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' excess returns for each year calculated.
In this material we discuss the growth of our strategies for our clients over and above each strategy's benchmark returns. The growth calculation is based on investing $1 million in each Artisan composite historically marketed to investors and the market index most commonly used by our separate account clients to compare the performance of the relevant strategy, at the inception of each Artisan composite. The growth of each initial investment is based on the monthly returns of each composite, net of fees, and its respective market index from the composite inception date through March 31, 2021.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy / Credit Opportunities Strategy-ICE BofA ML High Yield Master II Index; Antero Peak Strategy (known as Artisan Thematic Strategy prior to Oct 1, 2020) / Antero Peak Hedge Strategy (known as Artisan Thematic Long/Short Strategy prior to Oct 1, 2020) / Select Equity Strategy-S&P 500® Index; Artisan International Small Cap Value-MSCI All Country World Ex USA Small Cap Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan composite or a market index and the aggregated results are hypothetical.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
Makela Taphorn
866.632.1770
414.908.2176
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$176.7	$157.0	$122.8
Separate accounts	107.3	100.6	77.1
Performance fees	6.7	3.5	2.9
Total revenues	290.7	261.1	202.8

Operating expenses
Compensation and benefits	139.5	120.2	104.7
Distribution, servicing and marketing	7.6	7.2	5.5
Occupancy	5.2	5.2	5.2
Communication and technology	9.8	9.6	9.2
General and administrative	6.8	5.4	7.2
Total operating expenses	168.9	147.6	131.8
Operating income	121.8	113.5	71.0
Interest expense	(2.7)	(2.7)	(2.7)
Net investment gain (loss) of consolidated investment products	6.9	18.4	(12.9)
Net gain (loss) on the tax receivable agreements	—	(4.9)	—
Other net investment gain (loss)	0.2	0.8	(2.3)
Total non-operating income (expense)	4.4	11.6	(17.9)
Income before income taxes	126.2	125.1	53.1
Provision for income taxes	21.6	16.6	9.5
Net income before noncontrolling interests	104.6	108.5	43.6
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	23.6	25.3	16.1
Less: Net income attributable to noncontrolling interests - consolidated investment products	3.7	10.1	(7.3)
Net income attributable to Artisan Partners Asset Management Inc.	$77.3	$73.1	$34.8

Basic earnings per share - Class A common shares	$1.19	$1.15	$0.53
Diluted earnings per share - Class A common shares	$1.19	$1.15	$0.53

Average shares outstanding
Class A common shares	58.7	57.0	53.3
Unvested restricted share-based awards	5.4	5.4	5.1
Total average shares outstanding	64.1	62.4	58.4

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$77.3	$73.1	$34.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	23.6	25.3	16.1
Add back: Provision for income taxes	21.6	16.6	9.5
Add back: Compensation expense related to market valuation changes in compensation plans	—	—	—
Add back: Net (gain) loss on the tax receivable agreements	—	4.9	—
Add back: Net investment (gain) loss of investment products attributable to APAM	(3.3)	(8.1)	8.1
Less: Adjusted provision for income taxes	29.4	28.1	16.8
Adjusted net income (Non-GAAP)	$89.8	$83.7	$51.7

Average shares outstanding
Class A common shares	58.7	57.0	53.3
Assumed vesting or exchange of:
Unvested restricted share-based awards	5.4	5.4	5.1
Artisan Partners Holdings LP units outstanding (noncontrolling interests)	15.1	16.6	20.1
Adjusted shares	79.2	79.0	78.5

Basic and diluted earnings per share (GAAP)	$1.19	$1.15	$0.53
Adjusted net income per adjusted share (Non-GAAP)	$1.13	$1.06	$0.66

Operating income (GAAP)	$121.8	$113.5	$71.0
Add back: Compensation expense related to market valuation changes in compensation plans	—	—	—
Adjusted operating income (Non-GAAP)	$121.8	$113.5	$71.0

Operating margin (GAAP)	41.9%	43.5%	35.0%
Adjusted operating margin (Non-GAAP)	41.9%	43.5%	35.0%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$77.3	$73.1	$34.8
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	23.6	25.3	16.1
Add back: Compensation expense related to market valuation changes in compensation plans	—	—	—
Add back: Net (gain) loss on the tax receivable agreements	—	4.9	—
Add back: Net investment (gain) loss of investment products attributable to APAM	(3.3)	(8.1)	8.1
Add back: Interest expense	2.7	2.7	2.7
Add back: Provision for income taxes	21.6	16.6	9.5
Add back: Depreciation and amortization	1.6	1.6	1.6
Adjusted EBITDA (Non-GAAP)	$123.5	$116.1	$72.8

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide more meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state, and local income statutory tax rates. The adjusted tax rate was 24.7% for the March 2021 quarter and December 2020 quarter, and 24.5% for the March 2020 quarter. The year-to-date impact of the change in the 2020 adjusted effective tax rate during the December 2020 quarter from 24.5% to 24.7% is reflected in adjusted net income for the three months ended December 31, 2020 (which results in an adjusted effective tax rate of 25.1% for that quarter).
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$215.8	$155.0
Accounts receivable	115.0	99.9
Investment securities	36.2	3.7
Deferred tax assets	491.5	482.1
Assets of consolidated investment products	293.9	277.8
Operating lease assets	79.2	79.3
Other	53.3	54.2
Total assets	$1,284.9	$1,152.0

Liabilities and equity
Accounts payable, accrued expenses, and other	$128.1	$37.6
Borrowings	199.3	199.3
Operating lease liabilities	92.3	92.7
Amounts payable under tax receivable agreements	428.3	412.5
Liabilities of consolidated investment products	106.9	125.1
Total liabilities	954.9	867.2

Redeemable noncontrolling interests	124.9	93.8
Total stockholders’ equity	205.1	191.0
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,284.9	$1,152.0

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2020	2020

Beginning assets under management	$157,776	$134,288	$121,016	17.5%	30.4%
Gross client cash inflows	10,107	9,098	7,079	11.1%	42.8%
Gross client cash outflows	(8,704)	(7,037)	(7,497)	(23.7)%	(16.1)%
Net client cash flows[1]	1,403	2,061	(418)	(31.9)%	435.6%
Artisan Funds' distributions not reinvested[2]	(37)	(594)	(31)	93.8%	(19.4)%
Investment returns and other	3,741	22,021	(25,343)	(83.0)%	114.8%
Ending assets under management	$162,883	$157,776	$95,224	3.2%	71.1%
Average assets under management	$162,907	$144,989	$113,802	12.4%	43.1%

1 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team									By Vehicle
	Growth	Global Equity	US Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts [1]	Total
March 31, 2021
Beginning assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Gross client cash inflows	2,157	1,524	90	2,318	1,230	71	920	1,360	437	10,107	7,601	2,506	10,107
Gross client cash outflows	(3,123)	(1,197)	(445)	(1,514)	(1,283)	(16)	(361)	(678)	(87)	(8,704)	(5,021)	(3,683)	(8,704)
Net client cash flows[2]	(966)	327	(355)	804	(53)	55	559	682	350	1,403	2,580	(1,177)	1,403
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(37)	—	—	(37)	(37)	—	(37)
Investment returns and other	(1,255)	(57)	919	2,086	2,104	1	150	(280)	73	3,741	1,537	2,204	3,741
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(37)	37	—
Ending assets under management	$50,464	$32,326	$7,713	$27,013	$24,468	$735	$7,010	$9,255	$3,899	$162,883	$78,789	$84,094	$162,883
Average assets under management	$53,049	$32,541	$7,426	$25,842	$23,147	$744	$6,737	$9,643	$3,778	$162,907	$78,311	$84,596	$162,907

December 31, 2020
Beginning assets under management	$46,370	$28,201	$6,177	$19,957	$18,184	$537	$5,033	$6,886	$2,943	$134,288	$62,577	$71,711	$134,288
Gross client cash inflows	2,646	1,807	46	1,139	944	29	1,111	1,081	295	9,098	6,148	2,950	9,098
Gross client cash outflows	(2,901)	(1,077)	(339)	(1,286)	(699)	(11)	(186)	(390)	(148)	(7,037)	(3,787)	(3,250)	(7,037)
Net client cash flows[2]	(255)	730	(293)	(147)	245	18	925	691	147	2,061	2,361	(300)	2,061
Artisan Funds' distributions not reinvested[3]	(222)	(115)	(12)	(46)	—	—	(34)	(142)	(23)	(594)	(594)	—	(594)
Investment returns and other	6,792	3,240	1,277	4,359	3,988	124	414	1,418	409	22,021	10,597	11,424	22,021
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(195)	195	—
Ending assets under management	$52,685	$32,056	$7,149	$24,123	$22,417	$679	$6,338	$8,853	$3,476	$157,776	$74,746	$83,030	$157,776
Average assets under management	$49,197	$29,836	$6,715	$21,913	$20,245	$600	$5,533	$7,720	$3,230	$144,989	$68,215	$76,774	$144,989

March 31, 2020
Beginning assets under management	$34,793	$27,860	$7,402	$22,000	$19,707	$234	$3,850	$3,374	$1,796	$121,016	$57,288	$63,728	$121,016
Gross client cash inflows	1,420	1,310	441	1,273	640	282	632	588	493	7,079	4,725	2,354	7,079
Gross client cash outflows	(2,157)	(1,346)	(686)	(1,404)	(840)	(4)	(625)	(310)	(125)	(7,497)	(5,544)	(1,953)	(7,497)
Net client cash flows[2]	(737)	(36)	(245)	(131)	(200)	278	7	278	368	(418)	(819)	401	(418)
Artisan Funds' distributions not reinvested[3]	—	—	—	—	—	—	(31)	—	—	(31)	(31)	—	(31)
Investment returns and other	(4,365)	(5,800)	(2,184)	(5,974)	(5,806)	(135)	(514)	(286)	(279)	(25,343)	(11,947)	(13,396)	(25,343)
Net transfers[4]	—	—	—	—	—	—	—	—	—	—	(65)	65	—
Ending assets under management	$29,691	$22,024	$4,973	$15,895	$13,701	$377	$3,312	$3,366	$1,885	$95,224	$44,426	$50,798	$95,224
Average assets under management	$33,702	$26,218	$6,337	$20,054	$17,963	$352	$3,754	$3,492	$1,930	$113,802	$53,775	$60,027	$113,802

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1 Separate account AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts and in Artisan Private Funds.
2 Net client cash flows excludes Artisan Funds' income and capital gain distributions that were not reinvested. Prior period net client cash flows have been recast to exclude Artisan Funds' distributions.
3 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds, including the Artisan High Income Fund.
4 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of March 31, 2021
(unaudited)

	Composite Inception Date							Average Annual Value-Added [2] Since Inception (bps)
		Strategy AUM (in $MM)	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$25,470	59.48%	19.39%	19.82%	15.06%	12.77%	631
MSCI All Country World Index			54.60%	12.06%	13.21%	9.14%	6.46%
Global Discovery Strategy	9/1/2017	$2,080	66.65%	24.46%	---	---	23.79%	1,176
MSCI All Country World Index			54.60%	12.06%	---	---	12.03%
US Mid-Cap Growth Strategy	4/1/1997	$16,512	76.97%	26.89%	22.40%	16.12%	16.51%	602
Russell Midcap® Index			73.64%	14.72%	14.67%	12.46%	10.91%
Russell Midcap® Growth Index			68.61%	19.39%	18.38%	14.10%	10.49%
US Small-Cap Growth Strategy	4/1/1995	$6,402	82.14%	28.30%	27.19%	18.08%	12.70%	369
Russell 2000® Index			94.85%	14.75%	16.34%	11.67%	10.05%
Russell 2000® Growth Index			90.20%	17.15%	18.60%	13.01%	9.01%
Global Equity Team
Global Equity Strategy	4/1/2010	$2,949	53.32%	17.44%	18.65%	14.21%	14.36%	478
MSCI All Country World Index			54.60%	12.06%	13.21%	9.14%	9.58%
Non-US Growth Strategy	1/1/1996	$21,208	38.21%	8.68%	10.08%	8.29%	10.22%	511
MSCI EAFE Index			44.57%	6.02%	8.84%	5.52%	5.11%
Non-US Small-Mid Growth Strategy	1/1/2019	$8,113	69.72%	---	---	---	31.56%	1,438
MSCI All Country World Index Ex USA Small Mid Cap			62.05%	---	---	---	17.18%
China Post-Venture Strategy[3]	4/1/2021	$56	---	---	---	---	---	—
MSCI China SMID Cap Index			---	---	---	---	---
US Value Team
Value Equity Strategy	7/1/2005	$3,672	72.29%	13.40%	14.35%	11.52%	9.37%	133
Russell 1000® Index			60.59%	17.29%	16.65%	13.96%	10.38%
Russell 1000® Value Index			56.09%	10.95%	11.73%	10.98%	8.04%
US Mid-Cap Value Strategy	4/1/1999	$4,041	88.59%	11.22%	12.24%	10.36%	12.93%	291
Russell Midcap® Index			73.64%	14.72%	14.67%	12.46%	10.18%
Russell Midcap® Value Index			73.76%	10.69%	11.59%	11.05%	10.02%
International Value Team
International Value Strategy	7/1/2002	$26,995	63.26%	9.68%	11.10%	9.86%	12.11%	566
MSCI EAFE Index			44.57%	6.02%	8.84%	5.52%	6.45%
International Small Cap Value Strategy	11/1/2020	$18	---	---	---	---	34.84%	630
MSCI All Country World Index Ex USA Small Cap (Net)			---	---	---	---	28.54%
Global Value Team
Global Value Strategy	7/1/2007	$24,446	67.53%	9.95%	12.04%	11.70%	9.20%	319
MSCI All Country World Index			54.60%	12.06%	13.21%	9.14%	6.01%
Select Equity Strategy	3/1/2020	$22	66.49%	---	---	---	31.45%	(225)
S&P 500 Market Index			56.35%	---	---	---	33.70%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$735	67.94%	8.30%	15.03%	4.63%	7.22%	85
MSCI Emerging Markets Index			58.39%	6.47%	12.06%	3.65%	6.37%
Credit Team
High Income Strategy	4/1/2014	$6,905	31.54%	8.89%	10.25%	---	8.12%	282
ICE BofA U.S. High Yield Master II Total Return Index			23.31%	6.52%	7.93%	---	5.30%
Credit Opportunities Strategy	7/1/2017	$105	58.53%	14.34%	---	---	14.66%	905
ICE BofA U.S. High Yield Master II Total Return Index			23.31%	6.52%	---	---	5.61%
Developing World Team
Developing World Strategy	7/1/2015	$9,255	94.54%	29.81%	26.43%	---	21.05%	1,321
MSCI Emerging Markets Index			58.39%	6.47%	12.06%	---	7.84%
Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,918	56.12%	23.32%	---	---	27.68%	1,156
S&P 500 Market Index			56.35%	16.76%	---	---	16.12%
Antero Peak Hedge Strategy	11/1/2017	$981	40.58%	17.69%	---	---	19.09%	336
S&P 500 Market Index			56.35%	16.76%	---	---	15.73%

Total Assets Under Management		$162,883

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1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 10% of our assets under management at March 31, 2021, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 Value-added is the amount in basis points by which the average annual gross composite return of each of our strategies has outperformed or underperformed the benchmark most commonly used by our separate account clients to compare the performance of the relevant strategy. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized. The Artisan High Income and Credit Opportunities strategies hold loans and other security types that are not included in the ICE BofA U.S. High Yield Master II Total Return Index. At times, this causes material differences in relative performance. The Antero Peak and Antero Peak Hedge strategies' investments in initial public offerings (IPOs) made a material contribution to performance. IPO investments may contribute significantly to a small portfolio’s return, an effect that will generally decrease as assets grow. IPO investments may be unavailable in the future.
3 The China Post-Venture strategy composite performance began on April 1, 2021. As a result, there is not a performance track record as of March 31, 2021.